UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

Commission File Number 000-27261

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	93-0549963
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip code)

(303) 771-0900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2015, CH2M HILL Companies, Ltd., a Delaware corporation, entered into updated change of control severance agreements (Change of Control Agreement) with each of its executive officers and each of the employee directors on the CH2M Board of Directors in substantially the form approved by the Compensation Committee of the Board. These agreements will replace any change of control severance arrangements previously in place for the executive officers and the employee directors on the Board, but will not replace any severance arrangements, if any, currently in place for the executive officers and the employee directors outside a change of control.  The new Change of Control Agreement updates and refreshes the prior form and does not modify the substantive provisions of the prior agreement.

Like the current change in control agreement in place for the executive officers and the employee directors of the Board, the updated form of Change of Control Agreement provides each executive officer and each employee director with severance in the event of the termination of the executive officer’s or the employee director’s employment without “Cause” or a resignation by the executive officer or the employee director for “Good Reason” within two years following a “Change of Control” (as defined in the Change of Control Agreement), provided that, in each case, the executive officer or the employee director timely executes a general release of all claims against CH2M and its affiliates. If such a covered termination of employment takes place, CH2M must provide the executive officer or the employee director with:

(a)                                 a lump-sum, cash payment equal to 2.99 times (i) the executive officer’s or the employee director’s highest annual base salary during the preceding twelve months and (ii) the executive officer’s or the employee director’s annual bonus assuming achievement of performance goals at target;

(b)                                 the executive officer’s or the employee director’s annual bonus for the fiscal prior year (but only to the extent not yet paid), as previously determined by the Board, or if no determination has been made, the executive officer’s or the employee director’s target annual bonus assuming achievement of performance goals at target;

(c)                                  any bonus payouts payable under the CH2M Long Term Incentive Plan for the prior fiscal year preceding the termination and a pro rata portion of any bonus payments for the open bonus periods that include the fiscal year in which the termination occurs (in each case, to the extent such bonus payouts have not yet been paid);

(d)                                 accelerated vesting of all benefits or balances under any retirement plan or deferred compensation plan sponsored by CH2M and, with respect to CH2M’s retirement plans, a cash payment equal to all CH2M contributions that would have been made during the entire two years following a Change of Control;

(e)                                  full acceleration of all outstanding equity awards, and if CH2M’s common stock does not have a public market and continues to be traded through CH2M’s internal market or an equivalent market, CH2M must pay the executive officer or employee director for the cancellation or redemption of such awards based upon the greater of the price per share of CH2M’s common stock paid to the stockholders in the Change of Control and the price per share of CH2M’s common stock immediately prior to the termination;

(f)                                   certain continued medical and dental benefits for the executive officer or the employee director and the executive officer’s or the employee director’s dependents for the period the executive officer or the employee director would be entitled to continuation coverage under a group health plan of CH2M, at the latest; and

(g)                                  accident, disability, life insurance and any other similar welfare benefits in place at the time of the termination for the executive officer or the employee director and the executive officer’s or the employee director’s dependents through, at the latest, the end of the last day of the CH2M’s second taxable year following the termination.

The definition of “Change of Control” under the Change of Control Agreements is substantially the same as the definition of “Change of Control” under CH2M’s Amended and Restated 2009 Stock Option Plan (a copy of which has been filed with the Securities and Exchange Commission). The form of Change of Control Agreement also imposes certain non-competition and other restrictive covenants upon the executive officer and/or the employee director.

The foregoing description of the updated form Change of Control Agreement is a summary only, is not complete and is qualified in its entirety by the updated form Change of Control Agreement, to be filed with the Securities and Exchange Commission at a later date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1                              Form of Change of Control Severance Agreement between CH2M HILL Companies, Ltd. and employee directors and executive officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: November 4, 2015	By:	/s/ Thomas M. McCoy
Thomas M. McCoy
Executive Vice President, General Counsel and Corporate Secretary